EXECUTION


TRANSACTION AGREEMENT


among


GLAXO WELLCOME INC.,

PHYSICIAN COMPUTER NETWORK, INC.

and

HEALTHPOINT G.P.




Dated as of January 25, 1996

                        TABLE OF CONTENTS

                                                             Page

                            ARTICLE I
                           Definitions. . . . . . . . . . . .   2

     SECTION 1.1.  Definitions. . . . . . . . . . . . . . . .   2

                           ARTICLE II
                    GLAXO REPRESENTATIONS AND
                        WARRANTIES TO PCN . . . . . . . . . .   2

     SECTION 2.1  Corporate Organization, etc.. . . . . . . .   2
     SECTION 2.2  Authorization; Execution and Delivery,
                    etc . . . . . . . . . . . . . . . . . . .   2
     SECTION 2.3  Consents and Approvals of Governmental
                    Authorities . . . . . . . . . . . . . . .   2
     SECTION 2.4  No Violation. . . . . . . . . . . . . . . .   3
     SECTION 2.5  Legal Proceedings, etc. . . . . . . . . . .   3
     SECTION 2.6  Brokerage . . . . . . . . . . . . . . . . .   3

                           ARTICLE III
               PCN REPRESENTATIONS AND WARRANTIES
                            TO GLAXO. . . . . . . . . . . . .   3

     SECTION 3.1  Corporate Organization, etc.. . . . . . . .   3
     SECTION 3.2  Authorization; Execution and Delivery,
                    etc.. . . . . . . . . . . . . . . . . . .   3
     SECTION 3.3  Consents and Approvals of Governmental
                    Authorities . . . . . . . . . . . . . . .   4
     SECTION 3.4  No Violation. . . . . . . . . . . . . . . .   4
     SECTION 3.5  Legal Proceedings, etc. . . . . . . . . . .   4
     SECTION 3.6  Brokerage . . . . . . . . . . . . . . . . .   5

                           ARTICLE IV
                            SURVIVAL. . . . . . . . . . . . .   5

     SECTION 4.1  Survival. . . . . . . . . . . . . . . . . .   5

                            ARTICLE V
                       CERTAIN AGREEMENTS . . . . . . . . . .   5

     SECTION 5.1  Distribution of Partnership Products and
                    Services. . . . . . . . . . . . . . . . .   5
     SECTION 5.2  Restrictions on Certain Activities;
                    Certain Other Agreements. . . . . . . . .   6
     SECTION 5.3  PCN's Obligations . . . . . . . . . . . . .  10
     SECTION 5.4  Glaxo's Obligations . . . . . . . . . . . .  11
     SECTION 5.5  Data Access . . . . . . . . . . . . . . . .  12
     SECTION 5.6  Communication Access/Disease Management . .  12
     SECTION 5.7  Other Agreements. . . . . . . . . . . . . .  13

                           ARTICLE VI
                             NOTICES. . . . . . . . . . . . .  15

     SECTION 6.1 Notices. . . . . . . . . . . . . . . . . . .  15

                           ARTICLE VII
                             GENERAL. . . . . . . . . . . . .  16

     SECTION 7.1  Expenses. . . . . . . . . . . . . . . . . .  16
     SECTION 7.2  Assignment and Binding Effect . . . . . . .  16
     SECTION 7.3  Governing Law; Jurisdiction; Consent to
                    Service of Process. . . . . . . . . . . .  16
     SECTION 7.4  Parties in Interest . . . . . . . . . . . .  18
     SECTION 7.5  Scope of Partnership Operations . . . . . .  18
     SECTION 7.6  Press Releases. . . . . . . . . . . . . . .  18
     SECTION 7.7  Headings. . . . . . . . . . . . . . . . . .  18
     SECTION 7.8  Schedules, etc. . . . . . . . . . . . . . .  18
     SECTION 7.9  Entire Agreement: Amendment; Severability .  19
     SECTION 7.10  Waiver and Compliance. . . . . . . . . . .  19
     SECTION 7.11  Confidentiality. . . . . . . . . . . . . .  19
     SECTION 7.12  Specific Enforcement; Limitation on
                    Liability . . . . . . . . . . . . . . . .  20
     SECTION 7.14  Counterparts . . . . . . . . . . . . . . .  20
     SECTION 7.15  Compliance . . . . . . . . . . . . . . . .  20
     SECTION 7.16  Securities Investment. . . . . . . . . . .  21

     SCHEDULES

     Schedule 1   --     Definitions
     Schedule 5.4 --     License and Agreements Transferred
     Schedule 5.5 --     Data
     Schedule 5.6 --     Products Categories
     Schedule 5.7 --     Other

                     TRANSACTION AGREEMENT

          TRANSACTION AGREEMENT dated January as of 25, 1996 among Glaxo Wellcome Inc., a North Carolina corporation,
Physician Computer Network, Inc., a New Jersey corporation, and
HealthPoint G.P., a New York general partnership.

                           WITNESSETH

          WHEREAS, Glaxo has in development a computerized clinical patient record system and certain related assets;

          WHEREAS, PCN is in the business of providing practice management software systems to physician offices;

          WHEREAS, the Partnership was formed by wholly owned subsidiaries of Glaxo and PCN for the purpose of establishing and conducting a state-of-the-art, competitive (i) clinical information system and related services (including required interfaces) which will, among other things, enable physicians to efficiently record and transmit clinical information from patient encounters; (ii) electronic collection, support, management and analysis of patient and provider data (including the maintenance and preservation of the integrity thereof); and (iii) network communication system to facilitate the delivery of such clinical data, and analyses derived therefrom, and other related data and information and services from and to physicians, managed care organizations, plan sponsors and payors, suppliers, pharmacies, clearinghouses, clinical laboratories and other health care industry participants;

          WHEREAS, Glaxo, subject to the terms and conditions set forth herein, desires to cause its wholly owned subsidiary, Intelligent Medical Systems, Inc., to make certain cash and non-cash contributions to the Partnership and to enter into the Partnership Agreement (as defined below) in connection therewith; and

          WHEREAS, PCN, subject to the terms and conditions set forth herein, desires to cause its wholly owned subsidiary, PCNSub, to make certain cash and non-cash contributions to the Partnership and to enter into the Partnership Agreement in connection therewith.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

                            ARTICLE I

                           Definitions

          SECTION 1.1. Definitions. Capitalized terms used herein and not otherwise herein defined shall have the meanings given to such terms in Schedule 1 hereto (such definitions to be equally applicable to both the singular and plural forms of the terms defined).

                           ARTICLE II
                    GLAXO REPRESENTATIONS AND
                        WARRANTIES TO PCN

          Glaxo represents and warrants to PCN as of the date hereof as follows:


          SECTION 2.1 Corporate Organization, etc. Each Glaxo Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as presently conducted and contemplated to be conducted.

          SECTION 2.2 Authorization; Execution and Delivery, etc. Glaxo has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. IMS has full corporate power and authority to execute and deliver the Partnership Agreement and to perform its obligations thereunder. The execution and delivery of this Agreement by Glaxo and the Partnership Agreement by IMS and the performance by each of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of such party. This Agreement and the Partnership Agreement have been duly executed and delivered by Glaxo and IMS, respectively. This Agreement and the Partnership Agreement constitute the valid and binding agreement of Glaxo and IMS, respectively, each enforceable against the Glaxo Party which is a party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          SECTION 2.3 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with or notice to, any governmental or regulatory authority is required in connection with or as a result of the execution and delivery by Glaxo of this Agreement or by IMS of the Partnership Agreement or the performance by either Glaxo Party of its obligations hereunder or thereunder.

          SECTION 2.4 No Violation. The execution and delivery of this Agreement by Glaxo and the Partnership Agreement by IMS and the performance by Glaxo and IMS of their respective obligations hereunder and thereunder do not and will not (a) violate, constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or the lapse of time, or both, has the potential of constituting a default), under (i) the certificate of incorporation or by-laws of either Glaxo Party, or (ii) any material mortgage, indenture, loan or credit agreement or any other material agreement or instrument to which any Glaxo Party is a party, or pursuant to which any Glaxo Party is the direct or indirect obligor, (b) violate any law, regulation, judgment, injunction, order or decree binding upon Glaxo or IMS, (c) result in the loss of any license, franchise, permit, legal privilege or legal right enjoyed or possessed by any Glaxo Party, (d) give the right of termination to any party to any agreement, lease, license or other instrument, or (e) require the consent of any third party.

          SECTION 2.5 Legal Proceedings, etc. There is no legal, administrative, arbitrative or other action or proceeding or governmental investigation relating to the transactions pursuant to this Agreement or the Partnership Agreement pending, or, to the knowledge of any Glaxo Party, threatened against Glaxo or IMS or any director, officer or employee thereof.

          SECTION 2.6 Brokerage. No broker or finder has acted directly or indirectly for any Glaxo Party in connection with this Agreement or the Partnership Agreement or the transactions contemplated hereby or thereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of any Glaxo Party.


                           ARTICLE III
               PCN REPRESENTATIONS AND WARRANTIES
                            TO GLAXO

          PCN represents and warrants to Glaxo as of the date hereof as follows:

          SECTION 3.1 Corporate Organization, etc. Each PCN Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as presently conducted and contemplated to be conducted.

          SECTION 3.2 Authorization; Execution and Delivery, etc. PCN has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. PCNSub has full corporate power and authority to execute and deliver the Partnership Agreement and to perform its obligations thereunder. The execution and delivery of this Agreement by PCN and the Partnership Agreement by PCNSub and the performance by each of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of such party. This Agreement and the Partnership Agreement have been duly executed and delivered by PCN and PCNSub, respectively. This Agreement and the Partnership Agreement constitute the valid and binding agreement of PCN and PCNSub, respectively, each enforceable against the PCN Party a party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          SECTION 3.3 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with or notice to, any governmental or regulatory authority is required in connection with or as a result of the execution and delivery by PCN of this Agreement or by PCNSub of the Partnership Agreement or the performance by either PCN Party of its obligations hereunder or thereunder.

          SECTION 3.4 No Violation. The execution and delivery of this Agreement by PCN and the Partnership Agreement by PCNSub and the performance by PCN and PCNSub of their respective obligations hereunder and thereunder do not and will not (a) violate, constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or the lapse of time, or both, has the potential of constituting a default), under (i) the certificate of incorporation or by-laws of either PCN Party, or (ii) any material mortgage, indenture, loan or credit agreement or any other material agreement or instrument to which any PCN Party is a party, or pursuant to which any PCN Party is the direct or indirect obligor, (b) violate any law, regulation, judgment, injunction, order or decree binding upon PCN or PCNSub, (c) result in the loss of any license, franchise, permit, legal privilege or legal right enjoyed or possessed by any PCN Party,
(d) give the right of termination to any party to any agreement, lease, license or other instrument, or (e) require the consent of any third party.

          SECTION 3.5 Legal Proceedings, etc. There is no legal, administrative, arbitrative or other action or proceeding or governmental investigation relating to the transactions pursuant to this Agreement or the Partnership Agreement pending, or, to the knowledge of any PCN Party, threatened against PCN, PCNSub or any director, officer or employee thereof.

          SECTION 3.6 Brokerage. No broker or finder has acted directly or indirectly for either PCN Party in connection with this Agreement or the Partnership Agreement or the transactions contemplated hereby or thereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of either PCN Party.

          SECTION 3.7 Equifax Agreement. It has provided Glaxo with a true and correct copy of the Equifax Agreement.

                           ARTICLE IV
                            SURVIVAL

          SECTION 4.1  Survival.  All representations and
warranties made in this Agreement shall survive the Closing Date and shall not be extinguished by the Closing or any investigation made by or on behalf of any party hereto.

                            ARTICLE V
                       CERTAIN AGREEMENTS


          SECTION 5.1 Distribution of Partnership Products and Services. (a) PCN acknowledges that the Partnership shall have overall responsibility for the distribution of the Partnership's products and services, including marketing strategy and policy, pricing, determining which (existing or potential) Partnership customers and Partnership VARs to pursue and the recruitment, training and certification of such VARS.

          (b) Subject to the Partnership's rights set forth in paragraph (a) above (which rights shall not be exercised in a manner inconsistent with this paragraph (b)), PCN (either directly or through any other PCN Entity), as agent on behalf of the Partnership, shall have exclusive marketing rights to promote, market, license (or sublicense, as the case may be) and sell the System, the CPR, the Partnership Network and the Clinical Transaction Services provided by the Partnership from time to time, through PCN VARs. Further, except where the Partnership determines in its reasonable judgment that it is not competitively practicable, PCN shall be the Partnership's preferred provider of hardware, configuration services, support, training and services (so long as it has the capability to provide such products and services and provides them at competitive rates and quality) to Class B VARs; provided that PCN's preferred provider status shall not in any way restrict the right of the Partnership to itself provide such hardware, services, support and training or obligate the Partnership to purchase any such hardware, service, support or training from, or otherwise make any payment therefor to, PCN. In the event: (i) that any Person (other than PCN or any wholly owned subsidiary of PCN) owns all or part of the Partnership interest initially issued to PCNSub pursuant to the Partnership Agreement; or (ii) of the termination or sale of all or substantially all of the assets of the Partnership, the provisions of this Section 5.1(b) shall lapse and cease to apply.

          (c)  Notwithstanding paragraph (a) above, so long as
Section 5.1(b) is applicable, the Partnership will not grant to any Class A VAR the right to distribute, market, license, sublicense or sell, or provide support with respect to, the Partnership's products or services to any Class B VAR (other than a Class B VAR who or which, as the case may be, is also selling, licensing or sublicensing the practice management software products of that Class A VAR at the time that it sells the Partnership's products or services) and any written agreement entered into between the Partnership and any Class A VAR shall provide that during the term of such agreement, such Class A VAR may not so market, license, sublicense or sell, or provide support with respect to, the Partnership's products or services.

          SECTION 5.2 Restrictions on Certain Activities; Certain Other Agreements. (a) Except as set forth below in this
Section 5.2, PCN shall not, directly or indirectly (including pursuant to any agreement or arrangement with any third party but excluding the Partnership) develop, market or provide in the United States (including its territories and possessions):

          (i) any Clinical Transaction Service (other than Restricted Clinical Transaction Services, which are covered separately below and other than Clinical Transaction Services involving laboratories), at any time prior to the Capability Time unless PCN shall have first requested that the Partnership provide such service and the Partnership is unable or unwilling to do so within a commercially reasonable period of time and on commercially reasonable terms;

         (ii) any Clinical Transaction Service (other than Restricted Clinical Transaction Services, which are covered separately below), including those involving laboratories, at any time after the Capability Time, so long as such Clinical Transaction Services as provided by the Partnership after the Capability Time are so provided on commercially reasonable terms;

        (iii) any Restricted Clinical Transaction Service; or

         (iv) any clinical patient record product or any analyses of Clinical Data contained therein, except to the extent that such data is of the type that is contemplated to be transmitted and/or received pursuant to the provision of "EDI Services" under the Equifax Agreement and is not obtained through the use or operation of the CPR, EMR or the Partnership Network.

          (b)  PCN agrees that, except as set forth below in this
Section 5.2:

          (i) no products or services competitive with any one or more of the System, the CPR, the Partnership Network and any Clinical Transaction Service will be permitted to be linked to any PCN Practice Management System (except to the extent that, with respect to contracts entered into prior to the date hereof or with respect to contractual requirements binding upon businesses subsequently acquired by any PCN Entity at the time of such acquisition, such PCN Entity does not have the contractual right to prevent such linkage; provided, that PCN shall use its Best Efforts to modify such contracts to provide such PCN Entity with such right);

         (ii) it will not write any interfaces to permit the foregoing and it will cause any third party with whom it may contract or with whom it may otherwise become engaged from and after the Closing Date to agree not to write any such interfaces (and shall use its Best Efforts to enforce such agreements);

        (iii) it will include provisions in its software license agreements with respect to all PCN Practice Management Systems directly licensed by any PCN Entity entered into or renewed on any date after the date hereof to give effect to the foregoing and will require provisions to the same effect to be included in any sublicenses under such direct licenses (and shall use its Best Efforts to enforce all such provisions);

         (iv) except to the extent prohibited by PCN's existing agreements (which PCN shall use its Best Efforts to modify to eliminate any such prohibition), it will require PCN VARs to agree (and shall use its Best Efforts to enforce such agreements) that the System, the CPR, the Partnership Network and the Clinical Transaction Services provided by the Partnership to PCN Customers will be the exclusive clinical patient record products and Clinical Transaction Services sold with PCN's practice management software systems;

          (v) after the date hereof it will not enter into any agreement or arrangement with any third party relating to the provision by any PCN Entity of Clinical Transaction Services (other than Restricted Clinical Transaction Services, which are covered separately below, and other than with respect to contractual requirements binding upon businesses acquired by any PCN Entity at the time of such acquisitions but only to the extent so binding at such time and which requirements PCN shall use its Best Efforts to eliminate) unless (i) such agreement or arrangement can be terminated by such PCN Entity upon 90 days prior notice to such third party (without the consent of such third party and at no cost to the Partnership) or (ii) both of the following apply: (A) such PCN Entity's rights and obligations under such agreement or arrangement can, by its terms, be assigned and transferred by such PCN Entity to the Partnership, at no cost to the Partnership, and (B) the Partnership consents in advance to such agreement or arrangement (such consent not to be withheld, unless the Partnership reasonably concludes that the terms of such agreement or arrangement are not commercially reasonable);

         (vi) after the date hereof it will not enter into any agreement or arrangement with any third party relating to the provision by any PCN Entity of any Restricted Clinical Transaction Services without the consent of the Partnership; and

        (vii) after the date hereof, it will not enter into any agreements or arrangements inconsistent with the foregoing.

PCN will promptly notify the Partnership, in advance, of any agreements or arrangements it may enter into after the date hereof described in clause (v) above (whether or not consent is required). On or at any time after the Capability Time, PCN shall, upon the Partnership's request, terminate or cause to be terminated any agreement or arrangement described in clause
(v)(i) above.

          (c) In circumstances where a PCN Customer or potential PCN Customer indicates that it is unwilling to utilize the CPR (whether or not the CPR is then available) or the Partnership Network and such PCN Customer requires comparable products/services to be provided as a condition to purchasing, licensing or otherwise acquiring or maintaining a PCN Practice Management System, PCN Entities will be permitted on a case-by-case basis at such PCN Customer's (or potential PCN Customer's, as the case may be) request to provide such comparable products/services and an interface to the applicable PCN Practice Management System (but not through the CPR, the Partnership Network or the EMR (as hereinafter defined)) but only so long as 50% (100%, in any case where the comparable products/services are or include a computerized clinical patient record system and the CPR is then available) of all revenues (after deducting therefrom all direct variable costs incurred by any PCN Entity with respect thereto), if any, derived by any PCN Entity therefrom are paid by such PCN Entity to the Partnership. PCN shall promptly notify the Partnership in writing of any such PCN Customers unwilling to utilize the CPR or the Partnership Network and shall, prior to being permitted to provide comparable products/services pursuant to the foregoing, make all reasonable efforts to cooperate with the Partnership in order to provide the Partnership (directly and not through any non-PCN VARs) with a fair opportunity to persuade such customers to adopt, license and use the Partnership's products and services. This paragraph shall not apply to the provision by any PCN Entity of Clinical Transaction Services to any Person. The provision of such services by any PCN Entity to any such Person is covered elsewhere in this Agreement.

          (d) PCN hereby agrees that any data collected by the applicable PCN Entity from any PCN Customer in connection with providing competitive products/services in accordance with this
Section 5.2 shall, with such PCN customer's permission (to the extent necessary) and to the extent permitted by applicable law, be provided to the Partnership.

          (e) Following the Closing Date, PCN shall not improve, enhance, further develop or license its current "computerized clinical patient record system" product ("EMR"); provided that PCN shall be permitted to continue to license (without enhancement or further development) such product as an integrated part of the PCN Health Network but only (i) until such time as the Partnership can, at its own cost and expense, provide an equivalent or better product on an integrated basis (the "Availability Date"); and (ii) to any PCN Customer (up to a total of 1,500 PCN Customers), but only if prior to the Closing Date, PCN agreed to provide the EMR to such PCN Customer. Except as provided in clause (ii) above, from and after the Availability Date, PCN shall cease providing the EMR product and shall instead provide the Partnership's equivalent or better product. Nothing shall prohibit PCN from using, improving or providing to any PCN Customer the screen builder functionality for financial and administrative purposes. PCN hereby grants the Partnership a fully paid-up, non-exclusive license to use, modify and create derivative works from the EMR in object code and in source code form. Upon the Closing Date PCN shall provide copies of the object code and source code for the EMR in order to assist in and advance the development of the System and shall cooperate with and assist Partnership personnel in understanding and using the object code and source code for the foregoing purposes.

          (f) Except as set forth herein, neither Glaxo nor any of its controlled Affiliates, shall directly or indirectly (including pursuant to any agreement or arrangement with any third party but excluding the Partnership) use the Partnership's products or services in a manner which is competitive with the Partnership in the United States (including its territories and possessions) (i.e., shall not use such products or services for the primary purpose of profiting solely through the sale or resale thereof as opposed to aiding or promoting the sale of its other products or services or any disease management products and services through the sale or resale thereof to other persons).

          (g) In the event of any termination of the Partnership (other than, in the case of Sections 5.2(a)-(e) only, by reason of a bankruptcy of PCNSub or a breach of the Partnership Agreement or this Agreement by PCNSub or PCN) or, prior to any such termination, the sale of all or substantially all of the assets of the Partnership, the provisions of this Section 5.2 shall lapse and cease to apply.

          SECTION 5.3 PCN's Obligations. (a) PCN shall (and shall cause each of the other PCN Entities to) use its Best Efforts to cause PCN Customers (including PCN Customers referred to in Section 5.2(c)) to adopt, license and use the Partnership's products and services from and after such time as such products and services are commercially available; provided, however, that
(A) the use by PCN of its Best Efforts shall not require PCN to sell, offer, license or sublicense any products or services through any particular PCN VAR so long as: (i) PCN provides the Partnership with prior written notice that it does not intend to sell, offer, license or sublicense any products or services through such particular PCN VAR; and (ii) PCN otherwise uses its Best Efforts to cause PCN Customers associated with such PCN VAR to adopt, license or use such products or services; and (B) following receipt of such notice, the Partnership may, at its option, sell, offer, license or sublicense such products or services to such PCN Customers through such PCN VAR, provided, further, that PCN shall not be required to make any Conversion unless (i) such Conversion is requested by the Partnership and
(ii) the Partnership agrees to reimburse PCN for any Conversion Costs incurred by any PCN Entity in connection therewith. At the time of any requested Conversion described in clause (i) above (a "Conversion Request"), PCN shall identify in reasonable detail the related Conversion Costs, and upon receipt of the Partnership's agreement to reimburse PCN for such costs, PCN shall be obligated to use its Best Efforts as contemplated above with respect to such Conversion. In lieu of agreeing to reimburse PCN for any Conversion Costs with respect to any particular Conversion, the Partnership may itself or through third parties (other than Class A VARs or Class B VARs) make the Conversion directly. PCN shall make its resources (including technical resources and software) and personnel reasonably available at such times as may be reasonably requested by the Partnership (but without interfering with PCN's business operations) in order to facilitate the development of the System and the ability to deliver Clinical Transaction Services. This will include, in the case of personnel, executives of PCN working jointly with Partnership management on a coordinated basis to develop relationships between the Partnership and third party service providers, such as laboratories, with which PCN has existing relationships. The foregoing Best Efforts obligations of PCN shall not apply with respect to any product or service of the Partnership if such product or service could not have been provided by the Partnership consistent with the initial purposes of the Partnership set forth in Section 3.4 of the Partnership Agreement or any amended purposes of the Partnership approved by PCNSub.

          (b) To the extent PCN has assets (including rights under contracts with third parties, such as test order contracts with clinical laboratories and any current agreements with PCN customers to provide a computerized clinical patient record system, and related revenues), if any, relating solely to the conduct of any Clinical Transaction Service, PCN will, upon a Conversion Request with respect to such Clinical Transaction Service, to the extent practicable (and, if applicable, permitted by the terms of any such contracts), contribute such assets (including contractual rights) to the Partnership or cooperate to assist the Partnership in obtaining comparable assets (including contractual rights).

          (c) From and after the date six months following the date of any Conversion Request, PCN shall be required to pay to the Partnership 50% of any PCN revenues (after deducting therefrom all direct variable costs incurred by any PCN Entity with respect thereto) thereafter derived by any PCN Entity, from any Unconverted Clinical Transaction Service, but only if, and then only to the extent that, such Unconverted Clinical Transaction Service is provided by the Partnership on commercially reasonable terms.

          (d) (i) PCN will not, at any time while it or any of its Affiliates is a partner of the Partnership, directly or indirectly engage in the manufacture, distribution or sale of pharmaceutical products or the disease management businesses in the United States (including its territories and possessions), and (ii) Glaxo will not, at any time while it or any of its Affiliates is a partner of the Partnership, directly or indirectly, engage in the practice management software business in the United States (including its territories and possessions).

          (e) In the event of any termination (other than, in the case of Sections 5.3(a)-(c) and (d)(i) only, by reason of a bankruptcy of PCNSub or a breach of the Partnership Agreement or this Agreement by PCNSub or PCN) of the Partnership or, prior to any such termination, the sale of all or substantially all of the assets of the Partnership under circumstances in which the Person acquiring such assets does not agree to assume, directly or indirectly, the Partnership's obligations to PCN hereunder, the provisions of this Section 5.3 shall lapse and cease to apply; provided, that following any such event, so long as such termination is not the result of a breach by Glaxo of this Agreement, or by IMS of the Partnership Agreement or the bankruptcy of IMS, PCN shall not take any action to limit or impede the ability of the Partnership (or any successor business of the Partnership) to have access to and to market Partnership products and services to the PCN Customer base; provided, however, that the selling, licensing, marketing or other provision of any product or service, including, without limitation, any product or service which is competitive with the Partnership's products or services, to any Person, shall not constitute action taken to limit or impede the ability of the Partnership (or any successor business of the Partnership) to have access to and market the Partnership's products and services to any customer.

          SECTION 5.4 Glaxo's Obligations. As part of its Non-Cash Capital Contribution on the Closing Date pursuant to the Partnership Agreement, Glaxo will license to the Partnership the use of its US Health Information Network, including US Health Information Network's CPR and related technology and United States rights with respect thereto and any related rights under contracts with third parties, such as agreements with VARs, licenses relating to the information used in the CPR and agreements with subcontractors, all as set forth in Schedule 5.4 hereto. Nothing contained in this Agreement or in the Partnership Agreement shall be construed as an attempt to assign any agreement to the Partnership that is not assignable without the consent of any other party or parties thereto unless the consent of such other party or parties is obtained. With respect to any agreement not assigned to the Partnership by reason of the foregoing, Glaxo shall use commercially reasonable efforts to cause the parties thereto other than Glaxo (or its Affiliates) to provide those consents necessary to permit such assignment. In addition, (i) Glaxo shall (to the extent practicable) keep such agreement in effect and shall give the Partnership the benefits of such agreement and (ii) the Partnership shall perform the obligations under such agreement, in each case to the same extent as if such agreement had been assigned to the Partnership.

          SECTION 5.5 Data Access. (a) PCN and the Partnership agree that an interface (comprised of the PCN Interface and the Partnership Interface) shall be developed between each Qualifying PCN Practice Management System and the System. The PCN Interface and the Partnership Interface shall be designed to provide the System with full access to the data within such systems needed for the CPR and for the development of analytical services by the Partnership, in each case, to the extent permitted by applicable law and under applicable agreements to which the PCN Customers are parties. To the extent such applicable agreements prohibit the provision to the System of full access to such data, PCN shall use its Best Efforts to modify such agreements so as to eliminate such prohibitions.

          (b) Neither party shall have access to data generated or collected by the Partnership other than (i) pursuant to
Schedule 5.5 hereto and (ii) in any and all events, subject to and in accordance with applicable law.

          (c) The Partnership shall not, directly or indirectly, sell, transfer, license, sublicense or otherwise dispose of any data generated or otherwise collected through the use of the CPR, the System or the Partnership Network unless: (i) such sale, transfer or other disposition is made in accordance with applicable law; and (ii) the Management Committee has determined to permit such sale, transfer or other disposal.

          SECTION 5.6  Communication Access/Disease Management.
(a) During the Prior Access Rights Period, Glaxo will have Prior Access Rights with respect to the delivery and/or receipt of information through the Partnership Network to and from participating Partnership customers within the Exclusive Rights Products Category and the Non-Exclusive Rights Products Category.

          (b) Glaxo will also have non-exclusive access rights with respect to the product categories specified on Schedule 5.6 hereto under the heading "Future Products" for a period of time commencing on the date of FDA approval of such Glaxo products and continuing until June 1, 1998.

          (c) The Partnership shall in good faith cooperate with Glaxo to develop and support Glaxo's disease management effort in the therapeutic areas of interest to Glaxo specified by Glaxo and agreed to by the Partnership on such terms and at such prices and conditions as may be mutually acceptable to the parties from time to time (including by providing communications access to the Partnership Network with respect to such therapeutic areas on terms comparable to and consistent with (e.g., exclusive or non-exclusive) those available for Glaxo's products categories for a period of time with respect to each category specified on
Schedule 5.6 hereto under the heading "Disease Management Categories"; provided, however, that so long as the Partnership complies with the provisions of this paragraph (c), the foregoing will not restrict or prohibit the Partnership from entering into any agreement or arrangement with any other Person with respect to the development and support of such Person's disease management efforts in any therapeutic area so long as: (i) such agreement or arrangement does not materially impair the value of Prior Access Rights granted to Glaxo in Section 5.6(a) or the non-exclusive access rights granted to Glaxo in Section 5.6(b) and (ii) such agreement or arrangement does not restrict the Partnership's ability to satisfy its obligations to Glaxo under this Section 5.6(c).

          (d) Glaxo will have the right to develop software to support its disease management program and may require an interface with the CPR in connection therewith on terms and on prices reasonably acceptable to the Partnership.

          (e) In the event that any competitor of Glaxo or its Affiliates (including a Specified Competitor) controls PCNSub or
PCN, Glaxo shall have the right to double the term of any exclusive communications access agreement then in effect between Glaxo or any Affiliate of Glaxo and the Partnership.

          SECTION 5.7 Other Agreements. (a) Glaxo and PCN shall, during and after the term of this Agreement, be permitted to (1) purchase and (2) market and distribute (including, in the case of PCN, through PCN VARs) the Partnership products and services for sale, license or sublicense, as the case may be, by the Partnership to managed care customers of Glaxo and to PCN Customers, respectively, in the case of each of clause (1) and
(2) at a price to be paid to the Partnership (whether paid by Glaxo, PCN, PCN VARs or the customer directly to the Partnership) and otherwise on terms and conditions (other than any marketing, development and other incentives approved by the Management Committee) no less favorable than the prices, terms and conditions (other than any marketing, development and other incentives approved by the Management Committee) then available to Partnership customers (except as set forth on Schedule 5.7 hereto) purchasing, licensing or sublicensing, as the case may be, in accordance with the Partnership's then applicable practices, a similar amount of such products or services, as the case may be, from the Partnership.

          (b)  Nothing contained herein or in the Partnership
Agreement shall:

          (i) permit the Partnership, directly or indirectly, to use the name "Glaxo" or "Glaxo Wellcome" or any product name, brand name, tradename, trademark, or service mark of Glaxo or any derivative of any thereof or other name or mark misleadingly similar thereto in any marketing materials of the Partnership or otherwise in connection with the marketing of Partnership goods or services, without the prior written consent of Glaxo, except that the Partnership may, without obtaining the prior consent of Glaxo, inform Persons that Glaxo is the parent company of a partner in the Partnership and refer to the Partnership as a joint venture of Glaxo and PCN;

          (ii) permit Glaxo, directly or indirectly, to have the prior right to control and determine the content of data analysis products of the Partnership from time to time (whether by initially determining such content, through review and edit of such products, or otherwise); provided that the foregoing shall not in any way prohibit or restrict in any way IMS or any other Glaxo Party which may be a Partner pursuant to the Partnership Agreement from time to time from exercising its rights ("Management Rights") to participate in the management of the Partnership through (i) the designation of Committee Persons to (or the actions by such Persons as members of) the Management Committee and
     (ii) the exercise (or non-exercise) of consent rights with respect to Partner Consent Matters, in each case pursuant to
     ARTICLE IV of the Partnership Agreement;

          (iii) permit Glaxo, directly or indirectly, to have the prior right to control and determine the kind and nature of content with respect to other pharmaceutical manufacturers which is made available by the Partnership on the System from time to time; provided that the foregoing shall not in any way prohibit or restrict in any way (i) the exercise by IMS or any other Glaxo Party which may be a Partner pursuant to the Partnership Agreement from time to time from exercising Management Rights or (ii) the exercise by Glaxo of its rights set forth in Section 5.6 of this Agreement; and

          (iv) permit the Partnership, directly or indirectly, to use the name "Physician Computer Network" or "PCN" or any product name, brand name, tradename, trademark, or service mark of PCN or any other PCN Entity, or any derivative of any thereof or other name or mark misleadingly similar thereto or in any marketing materials of the Partnership or otherwise in connection with the marketing of Partnership goods or services, without the prior written consent of PCN (not to be withheld or delayed unreasonably), except that the Partnership may, without the prior written consent of PCN, inform Persons that PCN is the parent company of a partner in the Partnership and refer to the Partnership as a joint venture of Glaxo and PCN.

          (c) The Partnership shall in good faith (and without limiting PCN's obligations under Section 5.2) cooperate with PCN to further develop and support PCN's practice management software business on such terms and at such prices and conditions as may be mutually acceptable to the parties from time to time; provided, however, that so long as the Partnership complies with the provisions of this paragraph (c), the foregoing will not restrict or prohibit the Partnership from entering into any agreement or arrangement with any other Person with respect to the development and support of such Person's practice management software business so long as such agreement or arrangement does not restrict the Partnership's ability to satisfy its obligations to PCN under this Section 5.7(c).


                           ARTICLE VI
                             NOTICES

          SECTION 6.1 Notices. All notices, demands, requests and other communications required or permitted to be given hereunder shall be in writing and deemed duly given on the date delivered by hand, mailed by registered or certified mail, postage prepaid, or by overnight courier or by facsimile transmission the receipt of which is confirmed by telephone, to the respective parties at the following addresses (or at such other address as shall be specified by like notice):

          if to the Partnership:

               at such address as the Partnership hereinafter notifies to the paries hereto.

          with copies to Glaxo, IMS, PCN and PCNSub.

          if to Glaxo or IMS:

               Glaxo Wellcome Inc.
               Five Moore Drive
               Research Triangle Park, North Carolina  27709
               Attn: Corporate Secretary
               Facsimile: (919) 483-0265
          if to PCN:

               Physician Computer Network, Inc.
               1200 The American Road
               Morris Plains, New Jersey  07950
               Attn: President
               Facsimile: (201) 490-3103

          if to PCNSub:

               PCN HP Venture Corp.
               c/o Physician Computer Network, Inc.
               Attn: President
               Facsimile: (201) 490-3103

          with copies to PCN,

          and, in the case of PCN and PCNSub:

          with copies to:

               Gordon Altman Butowsky Weitzen Shalov & Wein
               114 West 47th Street
               New York, New York  10036
               Attn: Barry D. Shalov
               Facsimile: (212) 626-0799


                           ARTICLE VII
                             GENERAL

          SECTION 7.1  Expenses.  Each party hereto shall bear
its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby and preparation therefor.

          SECTION 7.2 Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

          SECTION 7.3  Governing Law; Jurisdiction; Consent to
Service of Process. (a) This Agreement shall be governed, construed and enforced in accordance with the law of the State of New York.

          (b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court sitting in New York or any Federal court of the United States sitting in the Borough of Manhattan in the City of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement or the Partnership Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, by removal or otherwise, in such Federal court. It shall be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in such New York State court or, to the extent permitted by law, by removal or otherwise, in such Federal court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each of such New York state court and such Federal court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction. No party may move to (i) transfer any such suit, action or proceeding from such New York State court or Federal court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in such New York State court or Federal court with a suit, action or proceeding in another jurisdiction or (iii) dismiss any such suit, action or proceeding brought in such New York State court or Federal court for the purpose of bringing the same in another jurisdiction. Each party agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

          (c) Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court sitting in New York or any Federal court sitting in the Borough of Manhattan in the City of New York. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

          (d) Each party to this Agreement irrevocably consents to service of process on it or any agent for service appointed from time to time in the manner provided for notices in Section
6.1. Nothing in this Agreement shall affect the right of any party to serve process in any other manner permitted by law.

          (e) Each party irrevocably waives any right it may have to trial by jury in any court or jurisdiction, including without limitation those referred to above, in respect of any matter arising out of or relating to this Agreement or the Partnership Agreement.

          SECTION 7.4 Parties in Interest. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, all of which shall be for the sole and exclusive benefit of the parties hereto.

          SECTION 7.5 Scope of Partnership Operations. Glaxo and PCN agree that the geographic scope of the Partnership's operations shall be limited to the United States (including its territories and possessions), unless otherwise agreed by the Partners. PCN and the Partnership agree that nothing in this Agreement or in the Partnership Agreement, however, shall prohibit Glaxo from providing, and Glaxo shall be permitted to provide, to its international Affiliates the CPR in the form developed as of the Closing Date for uses outside of the United States (including its territories and possessions) to be determined in the discretion of such Affiliates. In addition, after the Closing Date, such international Affiliates of Glaxo shall have the right of access to and the use of the CPR (including with the improvements thereto (the "Improvements") developed by the Partnership) at a price equal to a reasonable share of the cost of such Improvements for such use.

          SECTION 7.6 Press Releases. All press releases or other public communication relating to the terms of this Agreement and the transactions in connection herewith (other than announcements, summaries or reports of previously disclosed information) shall be subject, except as otherwise required by law (in which case the relevant party shall, if practicable, allow the other party an opportunity to review a draft thereof prior to release), to the prior approval of both Glaxo and PCN. which approval shall not be unreasonably withheld.

          SECTION 7.7  Headings.  The headings of the Sections
and Articles of this Agreement are inserted as a matter of convenience and for reference purposes only, and are of no binding effect.

          SECTION 7.8 Schedules, etc. All schedules delivered pursuant to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. All statements contained in any exhibit or schedule delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement. Matters specifically disclosed by any party pursuant to any Section or Schedule of this Agreement shall be deemed to be disclosed with respect to all Sections of and Schedules to this Agreement to the extent this Agreement requires such disclosure.

          SECTION 7.9  Entire Agreement: Amendment; Severability.
(a) As of the Closing Date, this Agreement and the Partnership Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, supplemented, extended, terminated discharged or changed only by an agreement in writing that is signed by each of the parties hereto.

          (b) If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall not affect the validity of the remainder of this Agreement.

          SECTION 7.10 Waiver and Compliance. Any failure of Glaxo or PCN to comply with any obligation, covenant, agreement or condition herein contained may be expressly waived, in writing only, by the other parties hereto and such waiver shall be effective only in the specific instance and for the specific purpose for which made or given.

          SECTION 7.11 Confidentiality. (a) No party to this Agreement shall, or shall permit its Affiliates to, disclose to any Person other than its Affiliates which shall have agreed to be bound by the provisions of this Section 7.11 to the same extent applicable to such party, any information (except information publicly available or otherwise generally known other than as a result of a breach of the provisions of this Agreement and information made available by a third party that is not in breach of an obligation of confidentiality):

          (i) regarding the terms of this Agreement or the other
     Transaction Agreement; or

          (ii) obtained by such party or any of its Affiliates pursuant to or in connection with the negotiation, delivery or performance of this Agreement or the Partnership Agreement to any Person (other than its Affiliates which have agreed to be bound by the provisions hereof as set forth above);

except in each case:

          (u) where such party is in possession of such information prior to the disclosure thereof to such party;

          (v) if such party independently develops or obtains such information;

          (w) with the prior written consent of the other party hereto;

          (x) to the extent necessary to comply with any law or legal process, in which event the party making such disclosure shall so notify the other parties hereto as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information;

          (y) in connection with enforcement of such party's rights hereunder; or

          (z) to a professional advisor to such party or its Affiliates in connection with the performance by such party or its Affiliates of its obligations hereunder or thereunder.

          SECTION 7.12 Specific Enforcement; Limitation on Liability. Each of Glaxo and PCN acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of such parties shall be entitled to an injunction or injunctions to prevent breaches of such provisions and specifically to enforce such provisions, in addition to any other remedy to which such party may be entitled, at law or in equity.

          SECTION 7.13 Indemnification. Each of PCN and Glaxo hereby agrees, without limiting any other remedies under law or under equity, to indemnify the other parties hereto (collectively, the "Indemnified Parties") against, and to protect, save and keep harmless the Indemnified Parties from, and to assume liability for, payment of all liabilities, losses, damages, penalties, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature (collectively, the "Losses"), that may be imposed on or incurred by the Indemnified Parties as a consequence of any inaccuracy in any representation or warranty made by PCN or Glaxo, as the case may be, pursuant to Article II or Article III, respectively. The term "Losses" as used herein is not limited to matters asserted by third parties against an Indemnified Party but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims.

          SECTION 7.14 Counterparts. This Agreement may be executed in counterparts, and by different parties on separate or the same counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          SECTION 7.15 Compliance. Each of Glaxo and PCN agrees to cause its respective Affiliates that are a party to the Partnership Agreement to comply with its respective obligations and duties thereunder and not to take, and to cause its respective Affiliates not to take, any action which would result in a breach or contravention of the Partnership Agreement by such Affiliates. Without limiting the generality of the foregoing:
(i) Glaxo hereby absolutely and unconditionally guarantees to PCN and PCN Sub the payment and performance of IMS of its obligations to make the capital contributions to the Partnership required by
Section 3.5 of the Partnership Agreement; and (ii) PCN hereby absolutely and unconditionally guarantees to Glaxo and IMS the payment and performance by PCNSub of its obligations to make the capital contributions to the Partnership required by Section 3.5 of the Partnership Agreement; provided, however, that the foregoing shall not in any way be construed to mean that either Glaxo or PCN is or intends to be a partner of the Partnership.

          SECTION 7.16 Securities Investment. Glaxo agrees that if, upon a liquidation of the Partnership in the circumstances contemplated in Section 5.2(d) of the Partnership Agreement, the amount of Net Income (excluding any Carved-Out Net Income) allocated to PCNSub pursuant to such Section 5.2(d) is not sufficient to equal the difference between the Capital Account balances of the Partners (determined as provided for in such Section) referred to therein, Glaxo shall be required to make the PCN Investment (as defined below) in an amount equal to the product of (i) PCNSub's Percentage Interest at the time of such liquidation and (ii) the lesser of (1) the amount of any remaining difference and (2) the excess of the amount received by the Partner which is an Affiliate of Glaxo in connection with such liquidation pursuant to Section 7.3(iii) of the Partnership Agreement over the amount received by the other Partner in connection with such liquidation. The "PCN Investment" shall mean an investment in securities of PCN designated by PCN, having a fair market value (without regard to restrictions on transfer imposed by applicable securities law) determined reasonably and in good faith by PCN at the time of such liquidation. The parties agree that the terms of the securities shall not include any restrictions of the transfer thereof (other than applicable securities laws restrictions) or any requirement that PCN register such securities or the issuance thereof pursuant to the Securities Act of 1933.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all on the date first above written.


                              GLAXO WELLCOME INC.


                              By:
                                 -----------------------------
                                 Name:
                                 Title:


                              PHYSICIAN COMPUTER NETWORK, INC.


                              By:
                                 -----------------------------
                                 Name:
                                 Title:

                               HEALTHPOINT G.P.


                              By:
                                 -----------------------------
                                   On behalf of HealthPoint
                                   G.P., by order of the
                                   Management Committee

                                                       Schedule 1


                  DEFINED TERMS FOR PARTNERSHIP
               AGREEMENT AND TRANSACTION AGREEMENT


          "Accountants" shall mean the certified public accountants selected by the Management Committee as accountants for the Partnership.

          "Additional Available Capital" shall have the meaning set forth in Section 3.5(d) of the Partnership Agreement.

          "Additional Available Cash Call Conditions" shall mean, with respect to any call for Additional Available Capital pursuant to Section 3.5(d) of the Partnership Agreement, that at the time of such call: (i) the business of the Partnership shall not have changed in any material respect; and (ii) it is not then reasonable to conclude that the Partnership will, for the remainder of the Additional Available Cash Call Period, have positive cash flow, from operations and (if applicable) any remaining amount of Required Capital Contributions to be funded, sufficient to meet the cash flow requirements of the Partnership contemplated by the then-existing Business Plan (not including cash flow requirements, if any, contemplated by such Business Plan applicable to periods following the Additional Available Cash Call Period).

          "Additional Available Cash Call Period" shall have the meaning set forth in Section 3.5(d) of the Partnership Agreement.

          "Adjusted Capital Account Deficit"  With respect to any
Partner, the deficit balance, if any, in such Partner's Capital
Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (a) decrease such deficit by any amounts which such Partner is obligated to restore pursuant to the Partnership
Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections
1.704-2(i)(5) and 1.704-2(g); and

          (b) increase such deficit by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

          The foregoing definition of Adjusted Capital Account
Deficit is intended to comply with the provisions of Regulations
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          "Affiliate" with respect to any Person, shall mean any other Person controlled by, controlling or under common control with, such Person. For purposes of the Partnership Agreement and the Transaction Agreement, the Partnership shall not be deemed to be an Affiliate of either Glaxo or PCN or their respective Affiliates.

          "Agreement" shall mean the Partnership Agreement, when used therein, and the Transaction Agreement, when used therein.

          "Annual Budget" shall mean the budget (which shall be consistent with the then-existing Business Plan) with respect to each Fiscal Year of the Partnership's operations, which shall be adopted, reviewed and revised by the Management Committee from time to time in accordance with Section 4.3 of the Partnership Agreement.

          "Best Efforts" shall mean, as to any entity, those efforts that would be made by such entity if its sole asset consisted of 100% ownership of the Partnership.

          "Business Plan" shall mean the three-year business plan of the Partnership, as adopted by the Management Committee during each year of the Partnership with respect to the following three
Fiscal Years.

          "Capability Time" shall mean, with respect to a Clinical Transaction Service, such time as the Partnership has the capability of providing functionality equivalent to such Clinical Transaction Service on a Superior Basis through the Partnership Network. For purposes of this definition, a "Superior Basis" shall mean a Clinical Transaction Service with capabilities exceeding (such as by capturing more content or providing greater functionality from the customer's standpoint, etc.) those of such Clinical Transaction Service provided by any PCN Entity as of the following times: (i) with respect to Clinical Transaction Services involving laboratories offered by any PCN Entity on the Closing Date, at the Closing Date; and (ii) with respect to all Clinical Transaction Services other than those referred to in (i) above, at such time as PCN first requested that the Partnership provide such service.

          "Capital Account" shall mean the capital account that is established and maintained for each Partner pursuant to
Section 5.1 of the Partnership Agreement.

          "CEO" shall mean the chief executive officer of the Partnership from time to time.

          "Class A VAR" shall mean any VAR or publisher of one or more medical practice management software products, in each case having more than 5,000 physician customers.

          "Class B VAR" shall mean any VAR having 5,000 or fewer physician customers.

          "Clinical Data" shall mean and include all clinical patient records and all data generated by, in connection with or related to the provision of Clinical Transaction Services or analytical services by the Partnership.

          "Clinical Transaction Services" shall mean network services related to those electronic transactions which contain or generate information regarding medical encounters or associated procedures, tests, diagnosis and treatments, other than information used for or generated thereby which relate exclusively to billing or other administrative purposes. Clinical Transaction Services (i) may or may not contain demographic, billing or other information used for financial or non-clinical purposes and (ii) do not include any service which constitutes an "EDI Service" under the Equifax Agreement. Without limiting the generality of the foregoing definition, Clinical Transaction Services include:

     Communication Access:

          Managed Care (MCO's, PBM's)

          _    Formularies
          _    Referral Lists*

          Pharmaceutical Firms:

          _    Product Information
          _    Patient Education
          _    Treatment Guidelines (Short Lists)

          System Housekeeping/Support:

          _    Knowledge Base for CPR
          _    Software Updates for CPR
          _    Structured Searches (and resulting retrieval) for
               Data Analysis of information contained in the CPR

          Patient Specific Information:

          _    Labs - orders; results
          _    Pharmacy Transactions - Prescriptions; Compliance;
               Refill/Substitutions

          _    Payer - Eligibility*; Referrals (in and out)*;
               Patient Records (as part of Encounter Reports*)
          _    Hospitals - Laboratory test orders and results*
          _    Home Health Care - Service Directory*

     * These transactions are Clinical Transaction Services but may also be used by financial and other non-clinical applications.

The following non-clinical transactions shall not constitute
Clinical Transaction Services:

     (Non-clinical transactions include, without limitation:

          Payer:

          _    Fee for Service Claims and Remittance
          _    Fee for Service Eligibility Checks

          Labs:

          _    Requisition Demographic and Insurance Information
               Printing
          _    Terminal Emulation
          _    Results printing

          Hospitals:

          _    UB-92 Claims Submission
          _    Demographic, Scheduling, Billing and other
               administrative systems

          Administrative:

          _    Credit Cards
          _    Check Guarantees
          _    Other Financial Services)

          "Closing" shall have the meaning set forth in Section
2.1 of the Partnership Agreement.

          "Closing Date" shall mean the date of the Partnership
Agreement.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

          "Committee Person" shall have the meaning set forth in
Section 4.1(a) of the Partnership Agreement.

          "control" (including the terms "controlling", "controlled by" and "under common control with") shall (unless the context otherwise requires) mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities or otherwise.

          "Conversion" shall mean the conversion of a PCN
Customer from the use of a PCN-Provided Clinical Transaction
Service to a Partnership-Provided Clinical Transaction Service other than in connection with a sale to such customer of the CPR.

          "Conversion Costs" shall mean reasonable costs incurred by a PCN Entity in connection with a Conversion and not reimbursed (directly or indirectly) by other parties.

          "Conversion Request" shall have the meaning set forth in Section 5.3 of the Transaction Agreement.

          "CPR" shall mean the computerized clinical patient record system to be contributed to the Partnership by IMS and developed by the Partnership.

          "Deadlock" shall mean a failure of the Management Committee to agree, by majority vote, on the adoption of any Business Plan or Annual Budget with respect to any Fiscal Year after the third year following the Closing Date, following reasonable and good faith effort to resolve any material dispute between the Partners concerning such Business Plan or Annual Budget, which reasonable and good faith effort shall include, if such failure continues for a period of forty five (45) days, a review of the items in dispute by the chief executive officer of Glaxo or another executive officer of Glaxo designated by him and the chief executive officer of PCN followed by good faith efforts for a period of forty five (45) days by each of such individuals, on behalf of the Partners, to resolve such disputed items. If such individuals are unable to resolve such disputed items within thirty days, then either Partner shall thereafter have the right to terminate the Partnership pursuant to Section 7.1(a)(iv) of the Partnership Agreement.

          "Delivering Partner" shall have the meaning set forth in Section 7.2(b) of the Partnership Agreement.

          "Depreciation" shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

          "Electing Partner" shall have the meaning set forth in
Section 3.5(e) of the Partnership Agreement.

          "Equifax Agreement" shall mean the Amended and Restated Exclusive Marketing Agreement among PCN, Equifax Inc. and Equifax Healthcare EDI Services, Inc. dated January 12, 1996, as in effect on the date hereof, as such agreement may be amended from time to time with the written consent of the Partnership.

          "Exclusive Rights Products Category" shall mean those therapeutic categories identified in Schedule 5.6 to the Transaction Agreement under the heading "Exclusive Rights
Products Categories".

          "Fair Market Value": shall mean, except with respect to Sections 4.1(a), 7.2(b) and 9.1 of the Partnership Agreement, as to any property, the price at which a willing seller would sell and a willing purchaser would purchase such property having full knowledge of the facts that are relevant to the purchase and sale of such property, and assuming that each party acts on an arms-length basis with the expectation of concluding such purchase and sale within a reasonable time. "Fair Market Value" for purposes of such Sections 4.1(a), 7.2(b) and 9.1 shall mean, as of any date for determination, with respect to a Partner's interest in the Partnership, the fair market value that would be obtained for such interest if the entire Partnership were sold in its entirety as a going concern on that date to an unaffiliated third party with neither the purchaser or seller under any compulsion to act.

          "Fiscal Year" shall have the meaning set forth in
Section 6.1 of the Partnership Agreement.

          "GAAP" shall mean generally accepted accounting principles in the United States.

          "Glaxo" shall mean Glaxo Wellcome Inc., a North
Carolina corporation.

          "Glaxo Party" shall mean Glaxo and IMS.

          "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross
Fair Market Value of such asset, as reasonably determined by the Partners.

          (b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Partners using such reasonable method of valuation as they may adopt, as of the following times:

       (i) the acquisition of an additional interest in the Partnership by a new or existing Partner in exchange for more than a de minimis capital contribution if the Management Committee reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interest of the Partners in the Partnership;

      (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if the Management Committee reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

      (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.7041(b)(2)(ii)(g) and 1.704-2; and

       (iv) at such other times as the Management Committee shall reasonably determine necessary or advisable in order to comply with Regulations Sections
               1.704-1(b) and 1.704-2.

          (c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be adjusted to equal the gross
Fair Market Value of such asset on the date of distribution as reasonably determined by the Management Committee.

          (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of Net Income or Net Loss hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the Management Committee reasonably determines that an adjustment pursuant to paragraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

          (e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to paragraph (a), (b) or
(d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

          "IMS" shall mean Intelligent Medical Systems, Inc., an
Illinois corporation and a wholly owned subsidiary of Glaxo.

          "Independent Financial Expert" shall mean a nationally recognized investment banking firm that does not (and whose Affiliates do not) have a direct or indirect financial interest in the Partnership or in the selling Partner referred to in
Section 7.2(b)(ii) of the Partnership Agreement, is not a Committee Person or a promoter, director or officer of the Partnership, such Partner or any of their respective Affiliates, and that has not provided any advice or opinions to the Partnership or such Partner or their Affiliates during the two years prior to the date it is called upon to serve as Independent Financial Expert except as an Independent Financial Expert pursuant hereto.

          "Lien" shall mean any lien, mortgage, pledge, security interest, charge or encumbrance of any kind.

          "Management Committee" shall have the meaning set forth in Section 4.1(a) of the Partnership Agreement.

          "Mends" shall mean the PCN Practice Management System known as "Mends.X".

          "Net Income" or "Net Loss" shall mean, for each Fiscal Year of the Partnership, an amount equal to the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Any income of the Partnership that is exempt from federal income tax or is not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss, shall be added to such taxable income or loss;

          (b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

          (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to paragraph (b) or paragraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

          (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account
Depreciation for such Fiscal Year;

          (f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

          (g) Notwithstanding any other provision of this definition of Net Income or Net Loss, any items which are specially allocated pursuant to Section 5.3 of the Partnership Agreement shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.3 of the Partnership Agreement shall be determined by applying rules analogous to those set forth in paragraphs (a) through (f) of this definition of Net Income or Net Loss.

          "Non-Cash Capital Contribution" with respect IMS, shall mean the non-cash property contributed or licensed to the Partnership by IMS on the Closing Date, as agreed by the Partners, which shall include those assets listed in item 1 of
Schedule 5.4 hereof.

          "Non-Electing Partner" shall have the meaning set forth in Section 3.5(e) of the Partnership Agreement.

          "Non-Exclusive Rights Products Category" shall mean those therapeutic categories identified in Schedule 5.6 to the Transaction Agreement under the heading "Non-Exclusive Rights
Products Categories".

          "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse
Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

          "Nonrecourse Liability" has the meaning as set forth in Regulations Section 1.752-1(a)(2) or 1.704-2(b)(3).

          "Partner" shall mean IMS or PCNSub, as the case may be, and any permitted successors or assigns thereof.

          "Partner Consent Matter" shall have the meaning set forth in Section 4.2 of the Partnership Agreement.

          "Partner Minimum Gain" shall mean, with respect to each Partner Nonrecourse Debt, an amount equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

          "Partner Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

          "Partner Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

          "Partnership" shall have the meaning set forth in
Section 3.1 of the Partnership Agreement.

          "Partnership Agreement" shall mean the Partnership
Agreement, dated as of the date hereof, between IMS and PCNSub, as the same may hereafter be amended from time to time in accordance with the terms thereof.

          "Partnership Interface" shall mean that portion of the interface between each Qualifying PCN Practice Management System and the System to be developed by the Partnership at its cost and expense, as agreed by PCN and the Partnership.

          "Partnership Minimum Gain" shall have the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

          "Partnership Network" shall have the meaning set forth in Section 3.4 of the Partnership Agreement.

          "Partnership-Provided Clinical Transaction Service" shall mean any Clinical Transaction Service as to which the Capability Time has occurred.

          "PCN" shall mean Physician Computer Network, Inc., a
New Jersey corporation.

          "PCN Customer" shall mean each Person who or which, as the case may be, licenses or otherwise has a right to use a PCN Practice Management System, to the extent that such Person uses a PCN Practice Management System; provided that, for purposes of PCN's obligations set forth in Section 5.3(a) of the Transaction Agreement, the term "PCN Customer" shall mean each Person who or which, as the case may be, licenses or otherwise has a right to use a PCN Practice Management System, irrespective of whether such Person uses a PCN Practice Management System.

          "PCN Entity" shall mean PCN and, at the time of determination, each of PCN's controlled Affiliates.

          "PCN Health Network" shall mean the PCN Practice
Management System known as "PCN Health Network Information
System".

          "PCN Interface" shall mean that portion of the interface between each Qualifying PCN Practice Management System and the System to be developed by PCN at its cost and expense, as agreed by PCN and the Partnership.

          "PCN Party" shall mean PCN and PCNSub.

          "PCN Practice Management System" shall mean any practice management software product published or otherwise provided by any PCN Entity.

          "PCN-Provided Clinical Transaction Service" shall mean any Clinical Transaction Service provided by a PCN Entity to a PCN Customer at the Capability Time with respect to such Clinical
Transaction Service.

          "PCN Sub" shall mean PCN HP Venture Corp.

          "PCN VAR" shall mean each VAR who or which, as the case may be, is a party to any distribution or reseller agreement with any PCN Entity regarding any PCN Practice Management System and such system is the primary product distributed or sold by such VAR.

          "Percentage Interest" of each partner shall initially be 50%, subject to adjustment from time to time following the third anniversary of the Closing Date, as described in Section
3.5(e) of the Partnership Agreement.

          "Person" shall mean any individual, partnership, corporation or other entity.

          "Prior Access Rights" shall mean that, during the Prior Access Rights Period, Glaxo may elect to exercise the exclusive right to negotiate with the Partnership for the purchase at negotiated market rates of: (i) exclusive or, at Glaxo's option, non-exclusive, communications access to the Partnership Network for the delivery and/or receipt of information in the Exclusive Rights Products Category; and (ii) non-exclusive communications access to the Partnership Network for the delivery and/or receipt of information in the Non-Exclusive Rights Products Category.

          "Prior Access Rights Period" shall mean, with respect to a Glaxo product within the Exclusive Rights Products Category or the Non-Exclusive Rights Products Category, as the case may be, the period commencing at such time as communications access through the Partnership Network is available and ending on the earlier to occur of (i) the date one year following such commencement and (ii) June 1, 1997.

          "Purchase Election" shall have the meaning set forth in
Section 7.2(b) of the Partnership Agreement.

          "Purchase Price" shall have the meaning set forth in
Section 7.2(b) of the Partnership Agreement.

          "Qualifying PCN Practice Management System" shall mean
(i) any PCN Practice Management System developed or acquired by any PCN Entity from and after the Closing Date and having 5,000 or more physician customers, (ii) PCN Health Network, (iii) Mends and (iv) any PCN Practice Management System other than PCN Health Network and Mends existing on the date hereof which, following the Closing Date, becomes one of the principal PCN Practice Management Systems published or provided by the PCN Entities as a whole.

          "Receiving Partner" shall have the meaning set forth in
Section 7.2(b) of the Partnership Agreement.

          "Regulation" shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          "Required Capital Contribution" shall mean contributions of cash by the Partners required pursuant to
Section 3.5 (other than paragraph (d) thereof) of the Partnership
Agreement, in the aggregate amount of up to $50 million.

          "Restricted Clinical Transaction Services" shall mean all Clinical Transaction Services other than those provided by a PCN Entity as of the Closing Date but only for a period of six months following the Closing Date. Following the expiration of such six month period, Restricted Clinical Transaction Services shall be Clinical Transaction Services, fully subject to the terms hereunder and under the Transaction Agreement applicable to Clinical Transaction Services.

          "Specified Competitor" shall mean SmithKline Beecham
Corp. and Schering-Plough Corp.

          "System" shall mean the CPR and related systems contemplated in clauses (i) and (ii) of the third recital to the Transaction Agreement, together with the Partnership Network.

          "Termination Event" has the meaning set forth in
Section 7.2 of the Partnership Agreement.

          "Transaction Agreement" shall mean the Transaction
Agreement, dated the date hereof, among Glaxo, PCN and the Partnership.

          "Unconverted Clinical Transaction Service" shall mean any Clinical Transaction Service as to which a Conversion Request has been made which has not been Converted within six months following the date of such Conversion Request.

          "VAR" shall mean a value-added reseller of a medical practice management software product.